Exhibit 10.1

To:	Olin Corporation 190 Carondelet Plaza, Suite 1530 Clayton, MO 63105
A/C:	[Insert Account Number]
From:	Goldman Sachs & Co. LLC
Re:	Accelerated Share Repurchase
Ref. No:	As provided in the Supplemental Confirmation
Date:	August 5, 2019

This master confirmation (this “Master Confirmation”), dated as of August 5, 2019 is intended to set forth certain terms and provisions of certain Transactions (each, a “Transaction”) entered into from time to time between Goldman Sachs & Co. LLC (“Dealer”) and Olin Corporation (“Olin”). This Master Confirmation, taken alone, is neither a commitment by either party to enter into any Transaction nor evidence of a Transaction. The additional terms of any particular Transaction shall be set forth in a Supplemental Confirmation in the form of Schedule A hereto (a “Supplemental Confirmation”), which shall reference this Master Confirmation and supplement, form a part of, and be subject to this Master Confirmation. This Master Confirmation and each Supplemental Confirmation together shall constitute a “Confirmation” as referred to in the Agreement specified below.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Master Confirmation. This Master Confirmation and each Supplemental Confirmation evidence a complete binding agreement between Olin and Dealer as to the subject matter and terms of each Transaction to which this Master Confirmation and such Supplemental Confirmation relate and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
This Master Confirmation and each Supplemental Confirmation supplement, form a part of, and are subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Olin had executed the Agreement on the date of this Master Confirmation (but without any Schedule except for (i) the election of New York law (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law) as the governing law and US Dollars (“USD”) as the Termination Currency, and (ii) the election that the “Cross Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Olin and Dealer, with a “Threshold Amount” of USD 100 million for Olin and a “Threshold Amount” equal to 3% of shareholders’ equity of Goldman Sachs Group, Inc. as of the date hereof for Dealer; provided that (a) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi) of the Agreement, (b) the following sentence shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within three Local Business Days of such party’s receipt of written notice of its failure to pay.”; (c) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; (d) for purposes of Section 3(f) of the Agreement, Dealer makes the following representation: it is a U.S. person for U.S. federal income tax purposes, and it is a limited liability company organized under the laws of the State of New York; (e) for purposes of Section 3(f) of the Agreement, Olin makes the following representation: it is a U.S. person for U.S. federal income tax purposes, it is a corporation for U.S. federal income tax purposes organized under the laws of the state of Virginia and (f) for purposes of Section 4(a)(i) and (ii) of the Agreement, each party agrees to deliver a complete and accurate United States Internal Revenue Service Form W-9 to the other party upon execution of this Master Confirmation, promptly upon reasonable demand by the other party, and promptly upon learning that any such form previously provided has become obsolete or incorrect.
The Transactions shall be the sole Transactions under the Agreement. If there exists any ISDA Master Agreement between Dealer and Olin or any confirmation or other agreement between Dealer and Olin pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Olin, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Olin are parties, the Transactions shall not be considered Transactions under, or otherwise governed by, such existing or deemed ISDA Master Agreement.
All provisions contained or incorporated by reference in the Agreement shall govern this Master Confirmation and each Supplemental Confirmation except as expressly modified herein or in the related Supplemental Confirmation.
If, in relation to any Transaction to which this Master Confirmation and a Supplemental Confirmation relate, there is any inconsistency between the Agreement, this Master Confirmation, any Supplemental Confirmation and the Equity Definitions, the following will prevail for purposes of such Transaction in the order of precedence indicated: (i) such Supplemental Confirmation; (ii) this Master Confirmation; (iii) the Equity Definitions; and (iv) the Agreement.
1.Each Transaction constitutes a Share Forward Transaction for the purposes of the Equity Definitions. Set forth below are the terms and conditions that, together with the terms and conditions set forth in the Supplemental Confirmation relating to any Transaction, shall govern such Transaction.
General Terms:

Trade Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Buyer:	Olin
Seller:	Dealer
Shares:	Common stock, $1 par value per share, of Olin (Ticker: OLN)
Exchange:	New York Stock Exchange
Related Exchange(s):	All Exchanges.
Prepayment\Variable Obligation:	Applicable
Prepayment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Prepayment Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation:

VWAP Price:
For any Exchange Business Day, the 10b-18 Volume Weighted Average Price per Share, as reported in the composite transactions for all United States securities exchanges on which the Shares are traded, for the regular trading session (including any extensions thereof) on such Exchange Business Day (without regard to pre-open or after hours trading outside of such regular trading session for such Exchange Business Day), as published by Bloomberg at 4:15 p.m. New York time (or 15 minutes following the end of any extension of the regular trading session) on such Exchange Business Day, on Bloomberg page “OLN <Equity> AQR_SEC” (or any successor thereto), or if such price is not so reported on such Exchange Business Day for any reason or is manifestly erroneous, such VWAP Price shall be the volume-weighted average price at which the Shares trade as reported in the composite transactions for the principal U.S. securities exchange on which such Shares are then listed on such Exchange Business Day, excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Exchange Business Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Exchange Business Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Exchange Business Day that do not satisfy the requirements of Rule 10b-18(b)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent, acting in a commercially reasonable manner (all such trades other than any trades described in clauses (i) to (iv) above, “Rule 10b-18 Eligible Transactions”).

Forward Price:	The arithmetic average of the VWAP Prices for the Exchange Business Days in the Calculation Period, subject to “Valuation Disruption” below.
Forward Price Adjustment Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Calculation Period:	The period from and including the Calculation Period Start Date to and including the Termination Date.
Calculation Period Start Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Termination Date:
For each Transaction, the Scheduled Termination Date; provided that Dealer shall have the right to designate any Exchange Business Day on or after the First Acceleration Date to be the Termination Date for one or more Transactions (the “Accelerated Termination Date”) by delivering notice to Olin of any such designation prior to 6:00 p.m. New York City time on the Exchange Business Day immediately following the designated Accelerated Termination Date.

Scheduled Termination Date:	For each Transaction, as set forth in the related Supplemental Confirmation, subject to postponement as provided in “Valuation Disruption” below.
First Acceleration Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Valuation Disruption:
The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and inserting the words “at any time on any Scheduled Trading Day during the Calculation Period or Settlement Valuation Period” after the word “material,” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs (i) in the Calculation Period, the Calculation Agent may, in its good faith and commercially reasonable judgment, postpone the Scheduled Termination Date by one Exchange Business Day for each such Disrupted Day, or (ii) in the Settlement Valuation Period, the Calculation Agent may extend the Settlement Valuation Period by one Exchange Business Day for each such Disrupted Day. If any such Disrupted Day is a Disrupted Day because of a Market Disruption Event (or a deemed Market Disruption Event as provided herein), the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in full, in which case the VWAP Price for such Disrupted Day shall not be included for purposes of determining the Forward Price or the Settlement Price, as the case may be, or (ii) such Disrupted Day is a Disrupted Day only in part, (for the avoidance of doubt, other than any Disrupted Day resulting from a Market Disruption Event that is deemed to have occurred pursuant to Section 6 hereof and is deemed to be a Disrupted Day in full as a result of the last sentence of Section 6 hereof) in which case the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 Eligible Transactions in the Shares on such Disrupted Day taking into account the nature and duration of the relevant Market Disruption Event, and the weighting of the VWAP Price for the relevant Exchange Business Days during the Calculation Period or the Settlement Valuation Period, as the case may be, shall be adjusted in a commercially reasonable manner by the Calculation Agent for purposes of determining the Forward Price or the Settlement Price, as the case may be, with such adjustments based on the nature and duration of any Market Disruption Event and the volume, historical trading prices, volumes and/or volatility with respect to the Shares, in each case, over a commercially reasonable period of time. Any Exchange Business Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be an Exchange Business Day; if a closure of the Exchange prior to its normal close of trading on any Exchange Business Day is scheduled following the date hereof, then such Exchange Business Day shall be deemed to be a Disrupted Day in full.

If a Disrupted Day occurs during the Calculation Period or the Settlement Valuation Period, as the case may be, for a Transaction and each of the nine immediately following Scheduled Trading Days is a Disrupted Day, then the Calculation Agent, in its good faith and commercially reasonable judgment may deem such ninth Scheduled Trading Day (and each consecutive Disrupted Day thereafter) to be either (x) a Potential Adjustment Event in respect of such Transaction or (y) an Additional Termination Event in respect of such Transaction, with Olin as the sole Affected Party and such Transaction as the sole Affected Transaction.

Settlement Terms:
Settlement Procedures:
If the Number of Shares to be Delivered is positive, Physical Settlement shall be applicable; provided that Dealer does not, and shall not, make the agreement or the representations set forth in Section 9.11 of the Equity Definitions related to the restrictions imposed by applicable securities laws with respect to any Shares delivered by Dealer to Olin under any Transaction. If the Number of Shares to be Delivered is negative, then the Olin Settlement Provisions in Annex A shall apply.

Number of Shares to be Delivered:	A number of Shares equal to (x)(a) the Prepayment Amount divided by (b) the Divisor Amount minus (y) the number of Initial Shares.
Divisor Amount:	The greater of (i) the Forward Price minus the Forward Price Adjustment Amount and (ii) $1.00.
Excess Dividend Amount:	For the avoidance of doubt, all references to the Excess Dividend Amount shall be deleted from Section 9.2(a)(iii) of the Equity Definitions.

Settlement Date:
If the Number of Shares to be Delivered is positive, (x) in the case of an Accelerated Termination Date, the date that is one Settlement Cycle immediately following the date on which Dealer delivers notice of such Accelerated Termination Date and (y) in the case of a Termination Date occurring on the Scheduled Termination Date, the date that is one Settlement Cycle immediately following the Termination Date.

Settlement Currency:	USD
Initial Share Delivery:
Dealer shall deliver a number of Shares equal to the Initial Shares to Olin on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Initial Share Delivery Date:	For each Transaction, as set forth in the related Supplemental Confirmation.
Initial Shares:	For each Transaction, as set forth in the related Supplemental Confirmation.
Share Adjustments:
Potential Adjustment Event:
Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, an Extraordinary Dividend shall not constitute a Potential Adjustment Event and no Transaction pursuant to this Master Confirmation shall constitute a Potential Adjustment Event with respect to another Transaction hereunder.

It shall constitute an additional Potential Adjustment Event if the Scheduled Termination Date for any Transaction is postponed pursuant to “Valuation Disruption” above, in which case the Calculation Agent may, in its commercially reasonable judgment, adjust any relevant terms of any such Transaction as necessary to preserve as nearly as practicable the fair value of such Transaction prior to such postponement.

Extraordinary Dividend:
For any calendar quarter, any dividend or distribution on the Shares with an ex-dividend date occurring during such calendar quarter (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions) (a “Dividend”) the amount or value of which (as determined by the Calculation Agent), when aggregated with the amount or value (as determined by the Calculation Agent) of any and all previous Dividends with ex-dividend dates occurring in the same calendar quarter, exceeds the Ordinary Dividend Amount.

Ordinary Dividend Amount:	For each Transaction, as set forth in the related Supplemental Confirmation.
Method of Adjustment:	Calculation Agent Adjustment
Early Ordinary Dividend Payment:
If an ex-dividend date for any Dividend that is not (x) an Extraordinary Dividend or (y) a dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) of the Equity Definitions occurs during any calendar quarter occurring (in whole or in part) during the Relevant Dividend Period (as defined below) and is prior to the Scheduled Ex-Dividend Date for such calendar quarter, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of the relevant Transaction as the Calculation Agent determines appropriate to offset the change to the fair value of such Transaction attributable to the timing of such Early Ordinary Dividend Payment.

Scheduled Ex-Dividend Dates:	For each Transaction for each calendar quarter, as set forth in the related Supplemental Confirmation.
Extraordinary Events:

Consequences of Merger Events:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Cancellation and Payment
(c) Share-for-Combined:	Component Adjustment
Tender Offer:
Applicable; provided that (i) (a) Section 12.1(d) of the Equity Definitions shall be amended by replacing “10%” in the third line thereof with “20%”, (ii) Section 12.1(l) of the Equity Definitions shall be amended (x) by deleting the parenthetical in the fifth line thereof, (y) by replacing “leads to the” in the fifth line thereof with “, if completed, would lead to a” and (z) by adding immediately after the words “Tender Offer” in the fifth line thereof “, and any publicly announced change or amendment to such an announcement (including the announcement of an abandonment of such intention)” and (ii) Sections 12.3(a) and 12.3(d) of the Equity Definitions shall each be amended by replacing each occurrence of the words “Tender Offer Date” by “Announcement Date.”

Consequences of Tender Offers:
(a) Share-for-Share:	Modified Calculation Agent Adjustment
(b) Share-for-Other:	Modified Calculation Agent Adjustment
(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Any adjustment to the terms of any Transaction hereunder and the determination of any amounts due upon termination of any Transaction hereunder as a result of a Merger Event or Tender Offer shall be made without duplication in respect of any prior adjustment hereunder (including, without limitation, any prior adjustment pursuant to Section 9 below).

Nationalization, Insolvency or Delisting:
Cancellation and Payment; provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, NYSE MKT, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; provided further that (i) any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute) or (B) the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and (ii) Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions.

(b) Failure to Deliver:	Applicable
(c) Insolvency Filing:	Applicable
(d) Increased Cost of Hedging:	Applicable
(e) Loss of Stock Borrow:	Applicable
Maximum Stock Loan Rate:	200 basis points per annum
Hedging Party:	Dealer
(f) Increased Cost of Hedging:	Applicable
(g) Increased Cost of Stock Borrow:	Applicable
Initial Stock Loan Rate:	25 basis points per annum
Hedging Party:	Dealer
Determining Party:	For all Extraordinary Events, Dealer
Additional Termination Event:
The declaration by the Issuer of any Extraordinary Dividend, the ex-dividend date for which occurs or is scheduled to occur during the Relevant Dividend Period will constitute an Additional Termination Event, with Olin as the sole Affected Party and such Transaction as the sole Affected Transaction (and any amount payable in respect of such Additional Termination Event shall be determined without regard to the difference between actual dividends declared and expected dividends as of the Trade Date).

Relevant Dividend Period:	The period from and including the Calculation Period Start Date to and including the Relevant Dividend Period End Date.
Relevant Dividend Period End Date:	If the Number of Shares to be Delivered is negative, the last day of the Settlement Valuation Period; otherwise, the Termination Date.
Non-Reliance/Agreements and Acknowledgements Regarding Hedging Activities/Additional Acknowledgements:	Applicable
Dealer Payment Instructions:	[ ]
Olin’s Contact Details for Purpose of Giving Notice:	[ ]
Dealer’s Contact Details for Purpose of Giving Notice:	[ ]
2.    Calculation Agent. Dealer. Notwithstanding anything to the contrary in this Master Confirmation or any Supplemental Confirmation, (i) whenever any of the Calculation Agent, Determining Party or Hedging Party is required to act or to exercise judgment or discretion in any way with respect to any Transaction hereunder (including, without limitation, by making calculations, adjustments or determinations with respect to any Transaction), it will do so in good faith and in a commercially reasonable manner and (ii) to the extent Dealer, acting in any capacity, makes any judgment, calculation, adjustment or determination, or exercises its discretion to take into account the effect of an event on the Transaction, it shall do so based on the assumption that the Hedging Party maintains a commercially reasonable Hedge Position at the time of such event. Dealer shall, within (five) 5 Exchange Business Days of a written request by Olin, provide a written explanation of any judgment, calculation, adjustment or determination made by Dealer, as to the Transaction, in its capacity as Calculation Agent, Determining Party, Hedging Party, Seller or otherwise, including, where applicable, a description of the methodology and the basis for such judgment, calculation, adjustment or determination in reasonable detail, it being agreed and understood that Dealer shall not be obligated to disclose any confidential or proprietary models or other information that Dealer believes to be confidential, proprietary or subject to contractual, legal or regulatory obligations not to disclose such information, in each case, used by it for such judgment, calculation, adjustment or determination.
3.    Additional Mutual Representations, Warranties and Covenants of Each Party. In addition to the representations, warranties and covenants in the Agreement, each party represents, warrants and covenants to the other party that:
Eligible Contract Participant. It is an “eligible contract participant”, as defined in the U.S. Commodity Exchange Act (as amended), and is entering into each Transaction hereunder as principal (and not as agent or in any other capacity, fiduciary or otherwise) and not for the benefit of any third party.
Accredited Investor. Each party acknowledges that the offer and sale of each Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof. Accordingly, each party represents and warrants to the other that (i) it has the financial ability to bear the economic risk of its investment in each Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined under Regulation D under the Securities Act and (iii) the disposition of each Transaction is restricted under this Master Confirmation, the Securities Act and state securities laws.
4.    Additional Representations, Warranties and Covenants of Olin. In addition to the representations, warranties and covenants in the Agreement, Olin represents, warrants and covenants to Dealer that:
(a)    As of the Trade Date for each Transaction hereunder, the purchase or writing of each Transaction and the transactions contemplated hereby will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(b)    As of the Trade Date for each Transaction hereunder, it is not entering into any Transaction (i) on the basis of, and is not aware of, any material non-public information with respect to the Shares (ii) in anticipation of, in connection with, or to facilitate, a distribution of its securities, a self tender offer or a third-party tender offer or (iii) to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares).
(c)    As of the Trade Date for each Transaction hereunder, each Transaction is being entered into pursuant to a publicly disclosed Share buy-back program and its Board of Directors has approved the use of derivatives to effect the Share buy-back program.
(d)    As of the Trade Date for each Transaction hereunder, without limiting the generality of Section 13.1 of the Equity Definitions, Olin acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of any Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity.
(e)    As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder, Olin is in compliance in all material respects with its reporting obligations under the Exchange Act.
(f)    Olin has made, and will make, all filings required to be made by it with the Securities and Exchange Commission with respect to each Transaction.
(g)    The Shares are not, and Olin will not cause the Shares to be, subject to a “restricted period” (as defined in Regulation M promulgated under the Exchange Act) at any time during any Regulation M Period (as defined below) for any Transaction unless Olin has provided written notice to Dealer of such restricted period not later than the Scheduled Trading Day immediately preceding the first day of such “restricted period”; Olin acknowledges that any such notice may cause a Disrupted Day to occur pursuant to Section 6 below; accordingly, Olin acknowledges that its delivery of such notice must comply with the standards set forth in Section 7 below; “Regulation M Period” means, for any Transaction, (i) the Relevant Period (as defined below) and (ii) the Settlement Valuation Period, if any, for such Transaction. “Relevant Period” means, for any Transaction, the period commencing on the Calculation Period Start Date for such Transaction and ending on the earlier of (i) the Scheduled Termination Date and (ii) the last Additional Relevant Day (as specified in the related Supplemental Confirmation) for such Transaction, or such earlier day as elected by Dealer and communicated to Olin on such day (or, if later, the First Acceleration Date without regard to any acceleration thereof pursuant to “Special Provisions for Acquisition Transaction Announcements” below).

(h)    As of the Trade Date, the Prepayment Date, the Initial Share Delivery Date and the Settlement Date for each Transaction, Olin is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Olin would be able to purchase a number of Shares with a value equal to the Prepayment Amount in compliance with the laws of the jurisdiction of Olin’s incorporation.

(i)    Olin is not and, after giving effect to any Transaction, will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(j)    [Reserved].
(k)    Olin has not entered into and will not enter into agreements similar to the Transactions described herein where any initial hedge period, calculation period, relevant period or settlement valuation period (each however defined) in such other transaction will overlap at any time (including as a result of extensions in such initial hedge period, calculation period, relevant period or settlement valuation period as provided in the relevant agreements) with any Relevant Period or, if applicable, any Settlement Valuation Period under this Master Confirmation. In the event that the initial hedge period, relevant period, calculation period or settlement valuation period in any other similar transaction overlaps with any Relevant Period or, if applicable, Settlement Valuation Period under this Master Confirmation as a result of any postponement of the Scheduled Termination Date or extension of the Settlement Valuation

Period pursuant to “Valuation Disruption” above, Olin shall promptly amend such transaction to avoid any such overlap. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions, this Master Confirmation or any Supplemental Confirmation, nothing therein or herein shall: (i) limit the ability of Olin (or any “affiliated purchaser” or “agent independent of the issuer”, each as defined in Rule 10b-18 of the Exchange Act), pursuant to any “plan” (as defined in Rule 10b-18) of Olin, to re-acquire Shares from plan participants in connection with any equity transaction related to such plan, (ii) limit Olin’s ability to withhold Shares to cover tax liabilities associated with such equity transactions or (iii) otherwise restrict Olin’s ability to repurchase Shares under privately negotiated off-exchange repurchases of Shares that Olin does not reasonably expect to result in purchases of Shares in the market (collectively, the “Permitted Actions”); provided that any re-acquisition, withholding or repurchase described in the foregoing clauses (i), (ii) and (iii) does not constitute a “Rule 10b-18 purchase” (as defined in Rule 10b-18 under the Exchange Act).
(l)    Olin (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.
(m)    As of (i) the date hereof and (ii) the Trade Date for each Transaction hereunder Olin represents that it is not a “financial end user” as defined in 12 CFR §45.2.
5.    Additional Representations, Warranties and Covenants of Dealer. In addition to the representations, warranties and covenants in the Agreement, Dealer represents, warrants and covenants to Olin that:
(i)    Dealer and its affiliates have implemented reasonable policies and procedures, taking into consideration the nature of their business, designed to ensure that individuals making investment decisions related to each Transaction do not violate laws prohibiting trading on the basis of material non-public information.
(ii)    In connection with each Transaction, Dealer has not, at any time before the Trade Date for such Transaction, discussed any offsetting transaction(s) in respect of such Transaction with any third party.
(iii)    Within one Exchange Business Day of purchasing any Shares on behalf of Olin pursuant to the once-a-week block exception set forth in paragraph (b)(4) of Rule 10b-18, Dealer shall notify Olin of the total number of Shares so purchased.
(iv)    In addition to the covenants in the Agreement and herein, and subject to any Supplemental Confirmation, Dealer agrees to use commercially reasonable efforts, during the Calculation Period and any Settlement Valuation Period for any Transaction, to make all purchases of Shares in connection with such Transaction in a manner that would comply with the limitations set forth in clauses (b)(2), (b)(3) and (b)(4) and (c) of Rule 10b-18, as if such rule were applicable to such purchases and taking into account any applicable Securities and Exchange Commission no-action letters as appropriate, and subject to any delays between the execution and reporting of a trade of the Shares on the Exchange and other circumstances beyond Dealer’s control; provided that, during the Calculation Period, the foregoing agreement shall not apply to purchases made to dynamically hedge for Dealer’s own account or the account of its affiliate(s) the optionality arising under a Transaction (including, for the avoidance of doubt, timing optionality); provided further that, without limiting the generality of the first sentence of this Section 5(iv), Dealer shall not be responsible for any failure to comply with Rule 10b-18(b)(3) to the extent any transaction that was executed (or deemed to be executed) by or on behalf of Olin or an “affiliated purchaser” (as defined under Rule 10b-18) pursuant to a separate agreement is not deemed to be an “independent bid” or an “independent transaction” for purposes of Rule 10b-18(b)(3).
6.    Regulatory Disruption. In the event that Dealer concludes, in its good faith, reasonable judgment, based on the advice of counsel, that it is appropriate with respect to (x) any legal, regulatory or self-regulatory requirements or (y) related policies and procedures similarly applicable to accelerated share repurchase transactions and consistently applied (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer), for it to refrain from or decrease any market activity in which it would otherwise engage in order to establish or maintain a commercially reasonable Hedge Position in connection with a Transaction on any Exchange Business Day during the Calculation Period or, if applicable, the Settlement Valuation Period, Dealer may by written notice to Olin elect to deem that a Market Disruption Event has occurred and will be continuing on such Exchange Business Day. If Dealer determines in good faith that a Market Disruption Event has occurred on any such Exchange Business Day solely pursuant to clause (y) above and solely with respect to voluntarily adopted policies and procedures, such Exchange Business Day shall be a Disrupted Day in full, and not a Disrupted Day only in part.
7.    10b5-1 Plan. Olin represents, warrants and covenants to Dealer that:
(a)    Olin is entering into this Master Confirmation and each Transaction hereunder in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 under the Exchange Act (“Rule 10b5-1”) or any other antifraud or anti-manipulation provisions of the federal or applicable state securities laws and that it has not entered into or altered and will not enter into or alter any corresponding or hedging transaction or position with respect to the Shares. For the avoidance of doubt, the parties hereto acknowledge that the Permitted Actions shall not fall within the ambit of the previous sentence. Olin acknowledges that it is the intent of the parties that each Transaction entered into under this Master Confirmation comply with the requirements of paragraphs (c)(1)(i)(A) and (B) of Rule 10b5-1 and each Transaction entered into under this Master Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c).
(b)    Olin will not seek to control or influence Dealer’s decision to make any “purchases or sales” (within the meaning of Rule 10b5-1(c)(1)(i)(B)(3)) under any Transaction entered into under this Master Confirmation, including, without limitation, Dealer’s decision to enter into any hedging transactions. Olin represents and warrants that it has consulted with its own advisors as to the legal aspects of its adoption and implementation of this Master Confirmation and each Supplemental Confirmation under Rule 10b5-1.
(c)    Olin acknowledges and agrees that any amendment, modification, waiver or termination of this Master Confirmation or the relevant Supplemental Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5, and no such amendment, modification, waiver or termination shall be made at any time at which Olin or any officer, director, manager or similar person of Olin is aware of any material non-public information regarding Olin or the Shares.
8.    Olin Purchases. Olin (or any “affiliated purchaser” as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) shall not, without the prior written consent of Dealer, directly or indirectly purchase any Shares (including by means of a derivative instrument), listed contracts on the Shares or securities that are convertible into, or exchangeable or exercisable for Shares (including, without limitation, any Rule 10b-18 purchases of blocks (as defined in Rule 10b-18)) during any Relevant Period or, if applicable, Settlement Valuation Period, except through Dealer. For the avoidance of doubt, the parties hereto acknowledge that the Permitted Actions shall not fall within the ambit of the previous sentence.
9.    Special Provisions for Merger Transactions. Notwithstanding anything to the contrary herein or in the Equity Definitions:
(a)    Olin agrees that it:
(i)    will not during the period commencing on the Trade Date through the end of the Relevant Period or, if applicable, the Settlement Valuation Period for any Transaction make, or, to the extent reasonably within Olin’s control, permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction (a “Public Announcement”) unless such Public Announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares;

(ii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Dealer following any such Public Announcement that such Public Announcement has been made; and
(iii)    shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Dealer with written notice specifying (i) Olin’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the date of such Public Announcement that were not effected through Dealer or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the date of such Public Announcement. Such written notice shall be deemed to be a certification by Olin to Dealer that such information is true and correct. In addition, if prior to the end of the Relevant Period or, if applicable, the Settlement Valuation Period, Olin shall promptly notify Dealer of the earlier to occur of the completion of the relevant Merger Transaction and the completion of the vote by target shareholders.
(b)    Olin acknowledges that a Public Announcement may cause the terms of any Transaction to be adjusted or such Transaction to be terminated; accordingly, Olin acknowledges that in making any Public Announcement, it must comply with the standards set forth in Section 7 above.
(c)    Upon the occurrence of any Public Announcement (whether made by Olin or a third party) Dealer in its good faith, reasonable judgment may (i) cause the Calculation Agent, in a commercially reasonable manner, to make adjustments to the terms of any Transaction to take into account the economic effects of such transaction, including, without limitation, the Scheduled Termination Date or the Forward Price Adjustment Amount, and/or suspend the Calculation Period and/or any Settlement Valuation Period and any such adjustments shall be based upon changes in stock price, volatility, interest rates, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction, liquidity relevant to the Shares or to such Transaction and taking into account whether the Calculation Period had fewer Scheduled Trading Days than originally anticipated or (ii) treat the occurrence of such Public Announcement as an Additional Termination Event with Olin as the sole Affected Party and the Transactions hereunder as the Affected Transactions and with the amount under Section 6(e) of the Agreement determined taking into account the fact that the Calculation Period or Settlement Valuation Period, as the case may be, had fewer Scheduled Trading Days than originally anticipated.
“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act other than, solely for purposes of this Section 9, any such transaction in which the consideration consists solely of cash and there is no valuation period.
10.    Special Provisions for Acquisition Transaction Announcements. (a) If an Acquisition Transaction Announcement occurs on or prior to the Settlement Date for any Transaction, then the Calculation Agent shall make such adjustments in a commercially reasonable manner to the exercise, settlement, or payment terms of such Transaction as the Calculation Agent determines is commercially reasonable (including, without limitation and for the avoidance of doubt, adjustments that would allow the Number of Shares to be Delivered to be less than zero), at such time or at multiple times as the Calculation Agent determines appropriate, to account for the economic effect on such Transaction of such event (which adjustments shall account for changes in stock price, volatility, interest rates, stock loan rate, value of any commercially reasonable Hedge Positions in connection with the Transaction and liquidity relevant to the Shares or to such Transaction, taking into account whether the Calculation Period had fewer Scheduled Trading Days than originally anticipated. If an Acquisition Transaction Announcement occurs after the Trade Date, but prior to the First Acceleration Date of any Transaction, the First Acceleration Date shall be the date of such Acquisition Transaction Announcement.
(b)    “Acquisition Transaction Announcement” means (i) the announcement of an Acquisition Transaction, (ii) an announcement that Olin or any of its subsidiaries has entered into an agreement, a letter of intent or an understanding designed to result in an Acquisition Transaction, (iii) the announcement of the intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Transaction, (iv) any other announcement that is reasonably likely to result in an Acquisition Transaction (as commercially reasonably determined by the Calculation Agent taking into account the market price of the Shares, volatility with respect to the Shares, the fair value of the Transaction and such other factors as the Calculation Agent deems relevant in its commercially reasonable judgment), or (v) any announcement of any change or amendment to any previous Acquisition Transaction Announcement (including any announcement of the abandonment of any such previously announced Acquisition Transaction, agreement, letter of intent, understanding or intention). For the avoidance of doubt, announcements as used in the definition of Acquisition Transaction Announcement refer to any public announcement whether made by the Issuer or a third party.
(c)    “Acquisition Transaction” means (i) any Merger Event (for purposes of this definition the definition of Merger Event shall be read with the references therein to “100%” being replaced by “20%” and to “50%” by “75%” and without reference to the clause beginning immediately following the definition of Reverse Merger therein to the end of such definition), Tender Offer or Merger Transaction or any other transaction involving the merger of Olin with or into any third party, (ii) the sale or transfer of all or substantially all of the assets of Olin, (iii) a recapitalization, reclassification, binding share exchange or other similar transaction, (iv) any acquisition, lease, exchange, transfer, disposition (including by way of spin-off or distribution) of assets (including any capital stock or other ownership interests in subsidiaries) or other similar event by Olin or any of its subsidiaries where the aggregate consideration transferable or receivable by or to Olin or its subsidiaries exceeds 25% of the market capitalization of Olin and (v) any transaction in which Olin or its board of directors has a legal obligation to make a recommendation to its shareholders in respect of such transaction (whether pursuant to Rule 14e-2 under the Exchange Act or otherwise).
11.    Acknowledgments.

(a)	The parties hereto intend for:
(i)    each Transaction to be a “securities contract” as defined in Section 741(7) of the Bankruptcy Code, a “swap agreement” as defined in Section 101(53B) of the Bankruptcy Code and a “forward contract” as defined in Section 101(25) of the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 555, 556, 560 and 561 of the Bankruptcy Code;
(ii)    the Agreement to be a “master netting agreement” as defined in Section 101(38A) of the Bankruptcy Code;
(iii)    a party’s right to liquidate, terminate or accelerate any Transaction, net out or offset termination values or payment amounts, and to exercise any other remedies upon the occurrence of any Event of Default or Termination Event under the Agreement with respect to the other party or any Extraordinary Event that results in the termination or cancellation of any Transaction to constitute a “contractual right” (as defined in the Bankruptcy Code); and
(iv)    all payments for, under or in connection with each Transaction, all payments for the Shares (including, for the avoidance of doubt, payment of the Prepayment Amount) and the transfer of such Shares to constitute “settlement payments” and “transfers” (as defined in the Bankruptcy Code).
(b)    Olin acknowledges that, subject to any Supplemental Confirmation:
(i)    during the term of any Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to establish, adjust or unwind its hedge position with respect to such Transaction;
(ii)    Dealer and its affiliates may also be active in the market for the Shares and derivatives linked to the Shares other than in connection with hedging activities in relation to any Transaction, including acting as agent or as principal and for its own account or on behalf of customers;

(iii)    Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in Olin’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Forward Price and the VWAP Price;
(iv)    any market activities of Dealer and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the Forward Price and VWAP Price, each in a manner that may be adverse to Olin; and
(v)    each Transaction is a derivatives transaction in which it has granted Dealer an option; Dealer may purchase shares for its own account at an average price that may be greater than, or less than, the price paid by Olin under the terms of the related Transaction.
(c)    Olin:
(i)    is an “institutional account” as defined in FINRA Rule 4512(c);
(ii)    is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons, unless it has otherwise notified Dealer in writing; and
(iii)    will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 11(c) ceases to be true.
12.    Credit Support Documents. The parties hereto acknowledge that no Transaction hereunder is secured by any collateral that would otherwise secure the obligations of Olin herein or pursuant to the Agreement.
13.    Set-off. Obligations under any Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under any Transaction, whether arising under the Agreement, this Master Confirmation or any Supplemental Confirmation, or under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment.
14.    Delivery of Shares. Notwithstanding anything to the contrary herein, Dealer may, by prior notice to Olin, satisfy its obligation to deliver any Shares or other securities on any date due (an “Original Delivery Date”) by making separate deliveries of Shares or such securities, as the case may be, at more than one time on or prior to such Original Delivery Date, so long as the aggregate number of Shares and other securities so delivered on or prior to such Original Delivery Date is equal to the number required to be delivered on such Original Delivery Date provided, however, that such separate deliveries shall have no effect on payment obligations of Olin or the timing thereof.
15.    Early Termination. In the event that (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to any Transaction (except as a result of a Merger Event in which the consideration or proceeds to be paid to holders of Shares consists solely of cash) or (b) any Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Olin’s control, or (iii) an Event of Default in which Olin is the Defaulting Party or a Termination Event in which Olin is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Olin’s control) provided that in determining the composition of any Alternative Delivery Unit, if the relevant Nationalization, Insolvency or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Olin may elect that the provisions of this

Section 15 above providing for the delivery of Shares or Alternative Delivery Units, as the case may be, shall not apply only if Olin represents and warrants to Dealer, in writing on the date it notifies Dealer of such election, that, as of such date, Olin is not aware of any material non-public information regarding Olin or the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, if either party would owe any amount to the other party pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Amount”), then, in lieu of any payment of such Payment Amount, Olin may, no later than the Early Termination Date or the date on which such Transaction is terminated, elect to deliver or for Dealer to deliver, as the case may be, to the other party a number of Shares (or, in the case of a Merger Event, a number of units, each comprising the number or amount of the securities or property that a hypothetical holder of one Share would receive in such Merger Event (each such unit, an “Alternative Delivery Unit” and, the securities or property comprising such unit, “Alternative Delivery Property”)) with a value equal to the Payment Amount, as determined by the Calculation Agent over a commercially reasonable period of time (and the parties agree that, in making such determination of value, the Calculation Agent shall take into account the market price of the Shares or Alternative Delivery Property on the date of early termination or cancellation and, if such delivery is made by Dealer, the prices at which Dealer purchases Shares or Alternative Delivery Property in a commercially reasonable manner to fulfill its delivery obligations under this Section 15); provided that in determining the composition of any Alternative Delivery Unit, if the relevant Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash; and provided further that Olin may make such election only if Olin represents and warrants to Dealer in writing on the date it notifies Dealer of such election that, as of such date, Olin is not aware of any material non-public information concerning the Shares and is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws. If such delivery is made by Olin, paragraphs 2 through 7 of Annex A shall apply as if such delivery were a settlement of the Transaction to which Net Share Settlement applied, the Cash Settlement Payment Date were the Early Termination Date and the Forward Cash Settlement Amount were zero (0) minus the Payment Amount owed by Olin.
16.    Calculations and Payment Date upon Early Termination. The parties acknowledge and agree that in calculating (a) the Close-Out Amount pursuant to Section 6 of the Agreement and (b) the amount due upon cancellation or termination of any Transaction (whether in whole or in part) pursuant to Article 12 of the Equity Definitions as a result of an Extraordinary Event, Dealer may (but need not) determine such amount based on (i) expected losses or gains assuming a commercially reasonable (including, without limitation, with regard to reasonable legal and regulatory guidelines) risk bid were used to determine loss or gain or (ii) the price, determined in a commercially reasonable manner based on prevailing market prices, at which one or more market participants would offer to sell to Dealer a block of Shares or Alternative Delivery Units equal in number to Dealer’s commercially reasonable hedge position in relation to the Transaction. Notwithstanding anything to the contrary in Section 6(d)(ii) of the Agreement or Article 12 of the Equity Definitions, all amounts calculated as being due in respect of an Early Termination Date under Section 6(e) of the Agreement or upon cancellation or termination of the relevant Transaction under Article 12 of the Equity Definitions will be payable on the day that notice of the amount payable is effective; provided that if Olin elects to receive or deliver Shares or Alternative Delivery Units in accordance with Section 15, such Shares or Alternative Delivery Units shall be delivered on a date selected by Dealer as promptly as practicable.
17.    Automatic Termination Provisions. Notwithstanding anything to the contrary in Section 6 of the Agreement, if a Termination Price is specified in the Supplemental Confirmation for any Transaction, then an Additional Termination Event will occur without any notice or action by Dealer or Olin if the closing price of the Shares on the Exchange is below such Termination Price for any two consecutive Exchange Business Days, with Olin as the sole Affected Party and such Transaction as the sole Affected Transaction.
18.    Delivery of Cash. For the avoidance of doubt, nothing in this Master Confirmation shall be interpreted as requiring Olin to deliver cash in respect of the settlement of the Transactions contemplated by this Master Confirmation following payment by Olin of the relevant Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity, as in effect on the relevant Trade Date (including, without limitation, where Olin so elects to deliver cash or fails timely to elect to deliver Shares or Alternative Delivery Property in respect of the settlement of such Transactions).

19.    Claim in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transactions that are senior to the claims of common stockholders in the event of Olin’s bankruptcy.
20.    Assignment and Transfer. Notwithstanding anything to the contrary in the Agreement, Dealer may not assign any of its rights or duties hereunder without the prior written consent of Olin; provided that, notwithstanding the foregoing or anything to the contrary herein or in the Agreement, Dealer may, without the consent of Olin, assign, transfer and set over all rights, title and interest, powers, privileges and remedies of Dealer under any Transaction, in whole or in part, to an affiliate of Dealer whose obligations are guaranteed by the Dealer pursuant to a guarantee substantially in the form (as it relates, or would relate, to the relevant Transaction and the obligations of the Dealer to Olin thereunder) of the guarantee in form and substance consistent with the Dealer’s guarantees at that time of derivative transactions entered into by its affiliates; provided that (i) no Event of Default, Potential Event of Default or Termination Event with respect to which Dealer is the Defaulting Party or an Affected Party, as the case may be, exists or would result therefrom, (ii) no Additional Disruption Event or other event giving rise to a right or responsibility to terminate or cancel the Transaction or to make an adjustment to the terms of the Transaction would result therefrom, (iii) at the time of such assignment or transfer, Olin would not, as a result of such assignment or transfer, reasonably be expected at any time either (A) to be required to pay (including a payment in kind) to Dealer or such transferee an amount in respect of an Indemnifiable Tax greater than the amount Olin would have been required to pay to Dealer in the absence of such transfer or (B) to receive a payment (including a payment in kind) from which an amount is required to be deducted or withheld for or on account of a Tax as to which no additional amount is required to be paid, (iv) Dealer shall have caused the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Olin to permit Olin to determine that the transfer complies with the requirements of clause (iii) in this paragraph, (v) Olin would not, at the time and as a result of such transfer or assignment, reasonably be expected to become subject to any registration, qualification, reporting or other requirement under applicable law or regulation to which it would not otherwise have been subject absent such transfer or assignment and (vi) Dealer shall be responsible for reasonable fees and actual, documented out-of-pocket expenses, including reasonable fees and actual, documented out-of-pocket expenses of external counsel, incurred by Olin in connection with any transfer or potential transfer by Dealer. Dealer may assign the right to receive Settlement Shares to any third party who may legally receive Settlement Shares. Notwithstanding any other provision in this Master Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Olin, Dealer may designate any of its Affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Dealer’s obligations in respect of any Transaction and any such designee may assume such obligations; provided that (I) any such designation shall not have a material adverse tax or regulatory consequence to Olin, (II) an Event of Default, Potential Event of Default or Termination Event shall not occur as a result of such designation and (III) Dealer shall be responsible for all reasonable costs and expenses, including reasonable external counsel fees, incurred by Olin in connection with any such designation. In respect of any such designation, Dealer shall be discharged of its obligations to Olin only to the extent of any such performance. For the avoidance of doubt, Dealer hereby acknowledges that notwithstanding any such designation hereunder, to the extent any of Dealer’s obligations in respect of any Transaction are not completed by its designee at or prior to the time Dealer was required to perform such obligations, Dealer shall be obligated to continue to perform in respect of such obligations.
21.    Amendments to the Equity Definitions.
(a)Section 11.2(c) of the Equity Definitions is hereby amended by (i) adding the phrase “or such Transaction” immediately following the word “Shares” in the sixth line thereof and (ii) replacing the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” with the phrase “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Share)” and
(b)    Section 11.2(e)(v) of the Equity Definitions is hereby amended by adding the words “at a premium to the current market price thereof as determined by the Calculation Agent (other than in connection with Permitted Actions)” after the word “Shares” in such Section. Section 11.2(e)(vii) of the Equity Definitions is hereby amended by adding the phrase “or the relevant Transaction” at the end thereof.

22.    Governing Law. The Agreement, this Master Confirmation, each Supplemental Confirmation and all matters arising in connection with the Agreement, this Master Confirmation and each Supplemental Confirmation shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (without reference to its choice of laws doctrine other than Title 14 of Article 5 of the New York General Obligations Law).
23.    Illegality. The parties agree that, for the avoidance of doubt, for purposes of Section 5(b)(i) of the Agreement, “any applicable law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation, without regard to Section 739 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 or any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, and the consequences specified in the Agreement, including without limitation, the consequences specified in Section 6 of the Agreement, shall apply to any Illegality arising from any such act, rule or regulation.

24.	Offices.
(a)    The Office of Dealer for each Transaction is: 200 West Street, New York, NY 10282-2198.
(b)    The Office of Olin for each Transaction is: 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105.

25.	U.S. Resolution Stay Provisions.
(a)    Recognition of the U.S. Special Resolution Regimes.
(i)    In the event that Dealer becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Dealer of this Master Confirmation, and any interest and obligation in or under, and any property securing, this Master Confirmation, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Master Confirmation, and any interest and obligation in or under, and any property securing, this Master Confirmation were governed by the laws of the United States or a state of the United States.
(ii)    In the event that Dealer or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under this Master Confirmation that may be exercised against Dealer are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Master Confirmation were governed by the laws of the United States or a state of the United States.
(b)    Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry Into Insolvency Proceedings.  Notwithstanding anything to the contrary in this Master Confirmation, Dealer and Olin expressly acknowledge and agree that:
(i)    Olin shall not be permitted to exercise any Default Right with respect to this Master Confirmation or any Affiliate Credit Enhancement that is related, directly or indirectly, to an Affiliate of Dealer becoming subject to receivership, insolvency, liquidation, resolution, or similar proceeding (an “Insolvency Proceeding”), except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and
(ii)    Nothing in this Master Confirmation shall prohibit the transfer of any Affiliate Credit Enhancement, any interest or obligation in or under such Affiliate Credit Enhancement, or any property securing such Affiliate Credit Enhancement, to a transferee upon or following an Affiliate of Dealer becoming subject to an Insolvency Proceeding, unless the transfer would result in the Olin being the beneficiary of such Affiliate Credit Enhancement in violation of any law applicable to the Olin.

(c)    U.S. Protocol.  If Olin has previously adhered to, or subsequently adheres to, the ISDA 2018 U.S. Resolution Stay Protocol as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), the terms of such protocol shall be incorporated into and form a part of this Master Confirmation and the terms of the ISDA U.S. Protocol shall supersede and replace the terms of this Section 25. For purposes of incorporating the ISDA U.S. Protocol, Dealer shall be deemed to be a Regulated Entity, Olin shall be deemed to be an Adhering Party, and this Master Confirmation shall be deemed to be a Protocol Covered Agreement. Capitalized terms used but not defined in this paragraph shall have the meanings given to them in the ISDA U.S. Protocol.
(d)    Preexisting In-Scope Agreements.  Dealer and Olin agree that to the extent there are any outstanding “in-scope QFCs,” as defined in 12 C.F.R. § 252.82(d), that are not excluded under 12 C.F.R. § 252.88, between Dealer and Olin that do not otherwise comply with the requirements of 12 C.F.R. § 252.2, 252.81–8 (each such agreement, a “Preexisting In-Scope Agreement”), then each such Preexisting In-Scope Agreement is hereby amended to include the foregoing provisions in this Section 25, with references to “this Master Confirmation” being understood to be references to the applicable Preexisting In-Scope Agreement.
For the purposes of this Section 25, “Affiliate” is defined in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k), and “Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Dealer under or with respect to this Master Confirmation, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.”
26.    Delivery of Cash. For the avoidance of doubt, other than payment of the Prepayment Amount by Olin, nothing in this Master Confirmation shall be interpreted as requiring Olin to cash settle any Transaction hereunder, except in circumstances where cash settlement is within Olin’s control (including, without limitation, where Olin elects to deliver or receive cash, where Olin fails timely to elect to deliver Settlement Shares pursuant Annex A hereof in settlement of any Transaction hereunder or to deliver or receive Alternative Termination Delivery Units, or where Olin has made settlement by delivery of Unregistered Settlement Shares in accordance with Annex A hereof unavailable due to the occurrence of events within its control) or in those circumstances in which holders of the Shares would also receive cash.
27.    Waiver of Jury Trial. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING RELATING TO THE AGREEMENT, THIS MASTER CONFIRMATION, EACH SUPPLEMENTAL CONFIRMATION, THE TRANSACTIONS HEREUNDER AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT, THIS MASTER CONFIRMATION AND ANY SUPPLEMENTAL CONFIRMATION AND THE TRANSACTIONS HEREUNDER. EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH A SUIT, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS PROVIDED HEREIN.
28.    Counterparts. This Master Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Master Confirmation by signing and delivering one or more counterparts.
29.    Maximum Share Delivery. Notwithstanding anything to the contrary in this Master Confirmation, in no event shall Dealer be required to deliver any Shares, or any Shares or other securities comprising Alternative Delivery Units, in respect of any Transaction in excess of the number of shares set forth opposite ‘Float’ on Bloomberg page “OLN US Equity” as of the Termination Date.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.
Yours faithfully,
GOLDMAN SACHS & CO. LLC
By: /s/ Jonathan Armstrong
    Authorized Signatory
Agreed and Accepted By:

OLIN CORPORATION

By: /s/ Teresa M. Vermillion
Name: Teresa M. Vermillion
Title: Vice President & Treasurer

SCHEDULE A
FORM OF SUPPLEMENTAL CONFIRMATION

To:	Olin Corporation 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105
From:	Goldman Sachs & Co. LLC
Subject:	Accelerated Stock Buyback
Ref. No:	[Insert Reference No.]
Date:	August 5, 2019

The purpose of this Supplemental Confirmation is to confirm the terms and conditions of the Transaction entered into between Goldman Sachs & Co. LLC (“Dealer”) and Olin Corporation (“Olin”) (together, the “Contracting Parties”) on the Trade Date specified below. This Supplemental Confirmation is a binding contract between Dealer and Olin as of the relevant Trade Date for the Transaction referenced below.
1.    This Supplemental Confirmation supplements, forms part of, and is subject to the Master Confirmation dated as of August 5, 2019 (the “Master Confirmation”) between the Contracting Parties, as amended and supplemented from time to time. All provisions contained in the Master Confirmation govern this Supplemental Confirmation except as expressly modified below.
2.    The terms of the Transaction to which this Supplemental Confirmation relates are as follows:

Trade Date:	[ ]
Forward Price Adjustment Amount:	USD [ ]
Calculation Period Start Date:	[ ]
Scheduled Termination Date:	[ ]
First Acceleration Date:	[ ]
Prepayment Amount:	USD [ ]
Prepayment Date:	[ ]

Initial Shares:
[ ] Shares; provided that if, in connection with the Transaction, Dealer is unable, after using commercially reasonable efforts, to borrow or otherwise acquire a number of Shares equal to the Initial Shares for delivery to Olin on the Initial Share Delivery Date, the Initial Shares delivered on the Initial Share Delivery Date shall be reduced to such number of Shares that Dealer is able to so borrow or otherwise acquire, and thereafter Dealer shall continue to use commercially reasonable efforts to borrow or otherwise acquire a number of Shares equal to the shortfall in the Initial Shares and to deliver such additional Shares as soon as reasonably practicable (it being understood, for the avoidance of doubt, that in using such commercially reasonable efforts Dealer shall act in good faith and in accordance with its then current policies, practices and procedures (including without limitation any policies, practices or procedures relating to counterparty risk, market risk, reputational risk, credit, documentation, legal, regulatory capital, compliance and collateral), and shall not be required to enter into any securities lending transaction or transact with any potential securities lender if such transaction would not be in accordance with such policies, practices and procedures). For the avoidance of doubt, the aggregate of all shares delivered to Olin in respect of the Transaction pursuant to this paragraph shall be the “Initial Shares” for purposes of “Number of Shares to be Delivered” in the Master Confirmation.

Initial Share Delivery Date:	[ ]
Ordinary Dividend Amount:	For any calendar quarter, USD [ ]
Scheduled Ex-Dividend Dates:	[ ]
Termination Price:	USD [ ] per Share
Additional Relevant Days:	The [ ] Exchange Business Days immediately following the Calculation Period.
3.    Olin represents and warrants to Dealer that neither it nor any “affiliated purchaser” (as defined in Rule 10b-18 under the Exchange Act) has made any purchases of blocks pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act during either (i) the four full calendar weeks immediately preceding the Trade Date or (ii) during the calendar week in which the Trade Date occurs, except as set forth in any notice delivered pursuant to Section 9(a)(iii) of the Master Confirmation.
4.    This Supplemental Confirmation may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Supplemental Confirmation by signing and delivering one or more counterparts.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Master Confirmation and returning it to us.
Yours sincerely,

GOLDMAN SACHS & CO. LLC
By: ________________________________
    Authorized Signatory
Agreed and Accepted By:

OLIN CORPORATION

By: ________________________________
Name: Teresa M. Vermillion
Title: Vice President & Treasurer

ANNEX A
OLIN SETTLEMENT PROVISIONS
1.    The following Olin Settlement Provisions shall apply to any Transaction to the extent indicated under the Master Confirmation:

Settlement Currency:	USD
Settlement Method Election:
Applicable; provided that (i) Section 7.1 of the Equity Definitions is hereby amended by deleting the word “Physical” in the sixth line thereof and replacing it with the words “Net Share” and (ii) the Electing Party may make a settlement method election only if the Electing Party represents and warrants to Dealer in writing on the date it notifies Dealer of its election that, as of such date, the Electing Party is not aware of any material non-public information concerning Olin or the Shares and is electing the settlement method in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Electing Party:	Olin
Settlement Method Election Date:
The earlier of (i) the Scheduled Termination Date and (ii) the third Exchange Business Day immediately following the Accelerated Termination Date (in which case the election under Section 7.1 of the Equity Definitions shall be made no later than 10 minutes prior to the open of trading on the Exchange on such third Exchange Business Day), as the case may be.

Default Settlement Method:	Cash Settlement
Forward Cash Settlement Amount:	An amount equal to (a) the Number of Shares to be Delivered multiplied by (b) the Settlement Price.
Settlement Price:
An amount equal to the average of the Rule 10b-18 VWAP Prices for the Exchange Business Days in the Settlement Valuation Period, subject to Valuation Disruption as specified in the Master Confirmation.

Settlement Valuation Period:
A number of Scheduled Trading Days selected by Dealer in its reasonable discretion based on a commercially reasonable Hedge Position, beginning on the third Exchange Business Day immediately following the Termination Date. Dealer shall notify Olin of the last Scheduled Trading Day of the Settlement Valuation Period on or prior to the Exchange Business Day immediately following such last Scheduled Trading Day.

Cash Settlement:	If Cash Settlement is applicable, then Buyer shall pay to Seller the absolute value of the Forward Cash Settlement Amount on the Cash Settlement Payment Date.
Cash Settlement Payment Date:
The later of (x) the Exchange Business Day immediately following the last day of the Settlement Valuation Period and (y) the earlier of the Exchange Business Day immediately following the date of Olin’s Settlement Method Election and the Settlement Method Election Date.

Net Share Settlement Procedures:	If Net Share Settlement is applicable, Net Share Settlement shall be made in accordance with paragraphs 2 through 7 below.

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2.    Net Share Settlement shall be made by delivery on the Cash Settlement Payment Date of a number of Shares satisfying the conditions set forth in paragraph 3 below (the “Registered Settlement Shares”), or a number of Shares not satisfying such conditions (the “Unregistered Settlement Shares”), in either case with a value equal to the absolute value of the Forward Cash Settlement Amount, with such Shares’ value based on the value thereof to Dealer (which value shall, in the case of Unregistered Settlement Shares, take into account a commercially reasonable illiquidity discount), in each case as determined by the Calculation Agent. If all of the conditions for delivery of either Registered Settlement Shares or Unregistered Settlement Shares have not been satisfied, Cash Settlement shall be applicable in accordance with paragraph 1 above notwithstanding Olin’s election of Net Share Settlement.

3.    Olin may only deliver Registered Settlement Shares pursuant to paragraph 2 above if:
(a)    a registration statement covering public resale of the Registered Settlement Shares by Dealer (the “Registration Statement”) shall have been filed with the Securities and Exchange Commission under the Securities Act and been declared or otherwise become effective on or prior to the date of delivery, and no stop order shall be in effect with respect to the Registration Statement; a printed prospectus relating to the Registered Settlement Shares (including, without limitation, any prospectus supplement thereto, the “Prospectus”) shall have been delivered to Dealer, in such quantities as Dealer shall reasonably have requested, on or prior to the date of delivery;
(b)    the form and content of the Registration Statement and the Prospectus (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Dealer;
(c)    as of or prior to the date of delivery, Dealer and its agents shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Olin customary in scope for underwritten offerings of equity securities of similar size by issuers similar to Olin and the results of such investigation are satisfactory to Dealer, in its good faith judgment; and
(d)    as of the date of delivery, an agreement (the “Underwriting Agreement”) shall have been entered into with Dealer in connection with the public resale of the Registered Settlement Shares by Dealer substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size by issuers similar to Olin, in form and substance reasonably satisfactory to Dealer, which Underwriting Agreement shall include, without limitation, provisions substantially similar to those contained in such underwriting agreements relating, without limitation, to the mutual indemnification of, and contribution in connection with the liability of, the parties and the provision of customary opinions, accountants’ comfort letters and lawyers’ negative assurance letters.
4.    If Olin delivers Unregistered Settlement Shares pursuant to paragraph 2 above:
(a)    all Unregistered Settlement Shares shall be delivered to Dealer (or any Affiliate of Dealer designated by Dealer) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(a)(2) thereof;
(b)    as of or prior to the date of delivery, Dealer and any potential purchaser of any such shares from Dealer or any Affiliate of Dealer designated by Dealer, in each case that is an institutional accredited investor identified by Dealer, shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Olin customary in scope for private placements of equity securities of similar size by issuers similar to Olin (including, without limitation, the right to have made available to them for inspection all relevant financial and other records, pertinent corporate documents and other information reasonably requested by them);
(c)    as of the date of delivery, Olin shall use commercially reasonable best efforts to enter into an agreement (a “Private Placement Agreement”) with Dealer (or any Affiliate of Dealer designated by Dealer) in connection with the private placement of such shares by Olin to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by issuers similar to Olin, in form and substance commercially reasonably satisfactory to Dealer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating, without limitation, to

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the mutual indemnification of, and contribution in connection with the liability of, the parties and provide for Olin using best efforts to deliver documentation appropriate for a private placement of similar size, and shall provide for the payment by Olin of all commercially reasonable fees and documented out-of-pocket expenses of Dealer (and any such Affiliate) in connection with such resale, including all reasonable fees and documented out-of-pocket expenses of counsel for Dealer, and shall contain representations, warranties, covenants and agreements of Olin reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales; and
(d)    in connection with the private placement of such shares by Olin to Dealer (or any such Affiliate) and the private resale of such shares by Dealer (or any such Affiliate), Olin shall, if so requested by Dealer, prepare, in cooperation with Dealer, a private placement memorandum in form and substance reasonably satisfactory to Dealer.
5.    Dealer, itself or through an Affiliate (the “Selling Agent”) or any underwriter(s), will sell all, or such lesser portion as may be required hereunder, of the Registered Settlement Shares or Unregistered Settlement Shares and any Makewhole Shares (as defined below) (together, the “Settlement Shares”) delivered by Olin to Dealer pursuant to paragraph 6 below commencing on the Cash Settlement Payment Date and continuing until the date on which the aggregate Net Proceeds (as such term is defined below) of such sales, as determined by Dealer in a commercially reasonable manner, is equal to the absolute value of the Forward Cash Settlement Amount (such date, the “Final Resale Date”). If the proceeds of any sale(s) made by Dealer, the Selling Agent or any underwriter(s), net of any commercially reasonable fees and commissions (including, without limitation, underwriting or placement fees) customary for similar transactions under the circumstances at the time of the offering, together with reasonable carrying charges and expenses incurred in connection with the offer and sale of the Shares (including, without limitation, the covering of any over-allotment or short position (syndicate or otherwise)) (the “Net Proceeds”) exceed the absolute value of the Forward Cash Settlement Amount, Dealer will refund, in USD, such excess to Olin on the date that is three (3) Currency Business Days following the Final Resale Date or, if Olin so elects (upon which election Olin repeats to Dealer in writing the representations and warranties set forth in Section 4(b) of the Master Confirmation), Shares (in which case Dealer will deliver a number of Shares having a value equal to such excess, as determined by Dealer in a commercially reasonable manner over a commercially reasonable period of time, with such period deemed to be a new Settlement Valuation Period for purposes of Sections 4(g), 4(k), 6, 7, 8 and 9 of the Master Confirmation), and, if any portion of the Settlement Shares remains unsold, Dealer shall return to Olin on that date such unsold Shares.
6.    If the Calculation Agent determines that the Net Proceeds received from the sale of the Registered Settlement Shares or Unregistered Settlement Shares or any Makewhole Shares, if any, pursuant to this paragraph 6 are less than the absolute value of the Forward Cash Settlement Amount (the amount in USD by which the Net Proceeds are less than the absolute value of the Forward Cash Settlement Amount being the “Shortfall” and the date on which such determination is made, the “Deficiency Determination Date”), Olin shall on the Exchange Business Day next succeeding the Deficiency Determination Date (the “Makewhole Notice Date”) deliver to Dealer, through the Selling Agent, a notice of Olin’s election that Olin shall either (i) pay an amount in cash equal to the Shortfall on the day that is one (1) Currency Business Day after the Makewhole Notice Date, or (ii) deliver additional Shares. If Olin elects to deliver to Dealer additional Shares, then Olin shall deliver additional Shares in compliance with the terms and conditions of paragraph 3 or paragraph 4 above, as the case may be (the “Makewhole Shares”), on the first Clearance System Business Day which is also an Exchange Business Day following the Makewhole Notice Date in such number as the Calculation Agent reasonably believes would have a market value on that Exchange Business Day equal to the Shortfall. Such Makewhole Shares shall be sold by Dealer in accordance with the provisions above; provided that if the sum of the Net Proceeds from the sale of the originally delivered Shares and the Net Proceeds from the sale of any Makewhole Shares is less than the absolute value of the Forward Cash Settlement Amount then Olin shall, at its election, either make such cash payment or deliver to Dealer further Makewhole Shares until such Shortfall has been reduced to zero.
7.    Notwithstanding the foregoing, in no event shall the aggregate number of Settlement Shares be greater than the Reserved Shares minus the amount of any Shares actually delivered by Olin under any other Transaction(s) under this Master Confirmation (the result of such calculation, the “Capped Number”). Olin represents

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and warrants (which shall be deemed to be repeated on each day that a Transaction is outstanding) that the Capped Number is equal to or less than the number of Shares determined according to the following formula:
A – B

Where	A = the number of authorized but unissued shares of the Olin that are not reserved for future issuance on the date of the determination of the Capped Number; and
B = the maximum number of Shares required to be delivered to third parties if Olin elected Net Share Settlement of all transactions in the Shares (other than Transactions in the Shares under this Master Confirmation) with all third parties that are then currently outstanding and unexercised.
“Reserved Shares” means initially, [      ] Shares. The Reserved Shares may be increased or decreased in a Supplemental Confirmation.

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